EXHIBIT 4.2
                         [FORM OF FACE OF NOTE]

NO.                     FORD MOTOR CREDIT COMPANY               $

                 Floating Rate Notes due January 13, 2003

     FORD MOTOR CREDIT COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to ----------------, or registered assigns, the principal sum of --------------------------------- DOLLARS on on February 13, 2003, unless earlier redeemed as herein provided, and to pay interest thereon at a floating rate determined in the manner set forth below, from February 13, 1998 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on February 13, May 13, August 13 and November 13 in each year, commencing May 13, 1998, until the principal hereof is paid or made available for payment (each such date an "Interest Payment Date"). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth day (whether or not a Business Day) preceding such Interest Payment Date.

     Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder hereof on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder hereof not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

     Payment of the principal of and any interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, the City and State of New York, or the City of Philadelphia, the Commonwealth of Pennsylvania, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and in immediately available funds; provided, however, that at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to an account of the Person entitled thereto as such account shall be provided to the Security Registrar and shall appear in the Security Register.

     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, Ford Motor Credit Company has caused this instrument to be signed by its Chairman of the Board, or its President, or one of its Vice Presidents, and by its Treasurer or one of its Assistant Treasurers, manually or in facsimile, and a facsimile of its corporate seal to be imprinted hereon.

Dated:                              FORD MOTOR CREDIT COMPANY



                                    By

[CORPORATE SEAL]                    By


     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

              First Union National Bank (formerly
                First Fidelity Bank, National Association),
                As Trustee,


By
  ------------------------------
  Authorized Officer

                           [FORM OF REVERSE OF NOTE]

                            FORD MOTOR CREDIT COMPANY

                     Floating Rate Notes due February 13, 2003

     This Security is one of the duly authorized securities of the Company (herein called the "Securities") issued and to be issued in one or more series under an Indenture dated as of August 1, 1994 (the "Indenture"), between the Company and First Union National Bank (formerly First Fidelity Bank, National Association), as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture with respect to the series of Securities represented hereby), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

     The Securities of the series of which this Security is a part, is initially limited to $1,000,000,000 aggregate principal amount. The Company may, without the consent of the Holder hereof, create and issue additional securities ranking pari passu with the Securities of this series in all respects (or in all respects except that the Interest Rate for the initial Interest Period with respect to such additional securities will be the Interest Rate set at the immediately preceding Interest Reset Date) and so that such additional securities shall be consolidated and form a single series having the same terms as to status, redemption or otherwise as the Securities initially issued. No additional securities may be issued if an Event of Default has occurred.

     The per annum interest rate on this Security (the "Interest Rate") in effect for each day of an Interest Period will be equal to the Three Month LIBOR Rate plus 12.5 basis points (0.125%). The Interest Rate for each interest Period will be set on the 13th day of the months of February, May, August and November of each year commencing with February 13, 1998 ("each such date an "Interest Reset Date") until the principal hereof is paid or made available for payment (the "Principal Payment Date"). If any Interest Reset Date (other than the initial Interest Reset Date occurring on February 13, 1998) and Interest Payment Date would otherwise be a day that is not a LIBOR Business Day, such Interest Reset Date and Interest Payment Date shall be the next succeeding LIBOR Business Day, unless the next succeeding LIBOR Business Day is in the next succeeding calendar month, in which case such Interest Reset Date and Interest Payment Date shall be the immediately preceding LIBOR Business Day. "LIBOR Business Day" means any day that is not a Saturday or Sunday and that, in The City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close. "Interest Period" shall mean the period from and including an Interest Reset Date to but excluding the next succeeding Interest Reset Date and, in the case of the last such period, from and including the Interest Reset Date immediately preceding the Stated Maturity or Principal Payment Date, as the case may be, to but not including the Stated Maturity or Principal Payment Date, as the case may be. If the Principal Payment Date or Stated Maturity is not a LIBOR Business Day, then the principal amount of this Security plus accrued and unpaid interest hereon shall be paid on the next succeeding Business Day and no interest shall accrue for the Stated Maturity or the Principal Payment Date or any day thereafter. "Business Day" shall mean any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions are generally authorized or obligated by law to close.

     The "Three Month LIBOR Rate" shall mean the rate determined in accordance with the following provisions:

     (i) On the second day on which dealings in deposits in U.S. dollars are transacted in the London interbank market preceding each Interest Reset Date (each such ate an "Interest Determination Date"), The Chase Manhattan Bank (the "Reference Agent"), as agent for the Company, will determine the Three Month LIBOR Rate which shall be the rate for deposits in U.S. dollars having a three-month maturity which appears on Telerate Page 3750 as of 11:00 a.m., London time, on such Interest Determination Date. "Telerate Page 3750" means the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If the Three Month LIBOR Rate on such Interest Determination Date does not appear on Telerate Page 3750, such Three Month LIBOR Rate will be determined as described in (ii) below.

     (ii) With respect to an Interest Determination Date for which the Three Month LIBOR Rate does not appear on Telerate Page 3750 as specified in
(i) above, the Three Month LIBOR Rate will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the Reference Agent (the "Reference Banks") at approximately 11:00 a.m., London time, on such Interest Determination Date to prime banks in the London interbank market having a three-month maturity and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time. The Reference Agent will request the principal London office of each of such Reference Banks to provide a quotation of its rate.
If at least two such quotations are provided, the Three Month LIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point, with 5 one-millionths of a percentage point rounded upwards) of such quotations. If fewer than two quotations are provided, the Three Month LIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point, with 5 one-millionths of a percentage point rounded upwards) of the rates quoted by three major banks in New York City selected by the Reference Agent at approximately 11:00 a.m., New York City time, on such Interest Determination Date for loans in U.S. dollars to leading European banks having a three-month maturity and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks in New York City selected as aforesaid by the Reference Agent are not quoting as mentioned in this sentence, the Interest Rate for the Interest Period commencing on the Interest Reset Date following such Interest Determination Date will be the Interest Rate in effect on such Interest Determination Date.

     The amount of interest for each day that this Security is outstanding (the "Daily Interest Amount") will be calculated by dividing the Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of this Security. The amount of interest to be paid on this Security for any Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Interest Period.

     The Interest Rate on this Security will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

     The Interest Rate and amount of interest to be paid on this Security for each Interest Period will be determined by the Reference Agent. So long as Securities of this series are listed on the Luxembourg Stock Exchange or the Singapore Stock Exchange, the Interest Payment Date, the Interest Rate and amount of interest to be paid on the Securities of this series for each Interest Period will be communicated to each such Exchange by the Reference Agent no later than the first day of the relevant Interest Period and published as provided below. All calculations made by the Reference Agent shall in the absence of manifest error be conclusive for all purposes and binding on the Company and the holders of the Securities of this series. So long as the Three Month LIBOR Rate is required to be determined with respect to this Security, there will at all times be a Reference Agent. In the event that any then acting Reference Agent shall be unable or unwilling to act, or that such Reference Agent shall fail duly to establish the Three Month LIBOR Rate for any Interest Period, or that the Company proposes to remove such Reference Agent, the Company shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Reference Agent.

     The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Securities of this series such additional amounts as are necessary in order that the net payment by the Company or a Paying Agent of the principal of and interest hereon in respect of any beneficial owner thereof who is a non-United States person, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Securities of this series in respect of such beneficial owner, to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

          (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the beneficial owner of any portion of the Securities of this series, or a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner if such beneficial owner is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

               (a) being or having been present or engaged in trade or business in the United States or having or having had a permanent establishment in the United States;

               (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

               (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax; or

               (d) being or having been a "10-percent shareholder" of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision;

          (2) to any beneficial owner of the Securities of this series that is not the sole beneficial owner of any Security of this Series, or portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of a beneficial owner of any portion of the Securities of this series or any other person to comply with the certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the beneficial owner of any portion of the Securities of this series, if compliance is required by statute or by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

          (5) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

          (7) to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any Securities of this series, if such payment can be made without such withholding by any other paying agent; or

          (8) in the case of any combination of items (1), (2), (3), (4),
     (5), (6) and (7).

The Securities of this series are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided herein, the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

     If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after February 4, 1998, the Company becomes or will become obligated to pay additional amounts as described above with respect to any Securities of this series or (b) any act is taken by a taxing authority of the United States on or after February 4, 1998, whether or not such act is taken with respect to the Company or any affiliate, that results in a substantial probability that the Company will or may be required to pay such additional amounts with respect to any Securities of this series, then the Company may, at its option, redeem, as a whole, but not in part, all of the Securities of this series on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption, provided that the Company determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Securities of this series. No redemption pursuant to (b) above may be made unless the Company shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the Untied States results in a substantial probability that it will or may be required to pay the additional amounts described above and the Company shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the Securities of this series pursuant to their terms.

     As used herein, the term "United States" means the United States of America (including the States and the District of Columbia), and its territories, its possessions and other areas subject to its jurisdiction; the term "United States person" means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any estate or trust the income of which is subject to United States federal income taxation regardless of its source; and "non-United States person" means a person who is not a United States person.

     Notices with respect to the Securities of this series will be published in newspapers in The City of New York, in London, and, so long as the Securities of this series are listed on the Luxembourg Stock Exchange, in Luxembourg and on the Singapore Stock Exchange, in Singapore. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times, in Luxembourg in the Luxemburger Wort and in Singapore in the Business Times. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

     If an Event of Default with respect to this Security shall occur and be continuing, the principal hereof may be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the Outstanding Securities of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Outstanding Securities of each series, on behalf of the Holders of all Outstanding Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the amount of principal of and interest on this Security herein provided, and at the times, place and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, particularly the limitation set forth in Section 2.05(b) of the Indenture, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon a new Security of this series for the same aggregate principal amount will be issued to the designated transferee or transferees.

     The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of different authorized denominations as requested by the Holder surrendering the same.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.